Exhibit 99.1

FOR IMMEDIATE RELEASE

March 31, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes TARP Preferred Stock Redemption

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced the redemption of all shares of preferred stock sold in December 2008 to the U.S. Department of the Treasury. The preferred shares were issued to the Treasury under the Capital Purchase Program established by the Treasury pursuant to the Troubled Asset Relief Program (“TARP”). The Company paid $90 million to redeem the preferred stock.

The Company anticipates incurring a charge of approximately $2.2 million in the first quarter of 2009 in the form of an accelerated deemed dividend to account for the difference between the amount at which the preferred stock sale was initially recorded and its redemption price. The $2.2 million accelerated deemed dividend will be combined with the previously scheduled cash dividend of $1.1 million resulting in a total deemed dividend of $3.3 million during the first quarter of 2009.

The Company expects to notify the Treasury of its intent to repurchase the outstanding warrant for up to 138,490 shares of the Company’s common stock associated with the TARP. Any adjustment resulting from the repurchase of the outstanding warrant will be accounted for in the second quarter of 2009. No negative financial impact is expected to be recorded as a result of the repurchase of the warrant.

Daryl G. Byrd, President and Chief Executive Officer of the Company commented, “We are pleased to be among the first financial institutions to pay back the Treasury’s TARP investment. We believe we were uniquely positioned as the only financial institution to have consummated a Qualified Equity Offering subsequent to the TARP transaction, and thereby retired half of the original TARP warrant shares. We appreciate the consideration and cooperation of the Treasury’s representatives who completed the redemption of our preferred stock in an efficient manner.”

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 150 combined offices in nine states, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, one loan production office in Alabama, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $700 million, based on the closing stock price on March 30, 2009.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.